EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS RECORD FOURTH QUARTER ORDERS,

UP 88%, AND RECORD FOURTH QUARTER BACKLOG, UP 102%

NEWPORT BEACH, CA—January 8, 2004—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders and backlog information for the three and twelve months ended December 31, 2003 which were at record levels.

Net new home orders for the three months ended December 31, 2003 were 761, a record for any fourth quarter in the Company’s history and an increase of 88% as compared to 405 for the three months ended December 31, 2002.

Net new home orders for the twelve months ended December 31, 2003 were 3,443, a record for any year in the Company’s history and an increase of 32% as compared to 2,607 for the twelve months ended December 31, 2002.

The Company’s backlog of homes sold but not closed was 1,266 at December 31, 2003, a record for any fourth quarter in the Company’s history and an increase of 102% as compared to 627 at December 31, 2002.

	Three Months Ended December 31,
	2003			2002
	Consolidated	Unconsolidated Joint Ventures	Combined Total	Consolidated	Unconsolidated Joint Ventures	Combined Total
Number of net new home orders:
California	414	125	539	139	104	243
Arizona	78	—	78	64	—	64
Nevada	144	—	144	98	—	98

	636	125	761	301	104	405

Average number of sales locations during period:
California	22	11	33	13	9	22
Arizona	5	—	5	5	—	5
Nevada	6	—	6	4	—	4

	33	11	44	22	9	31

Backlog of homes sold but not closed at end of period:
California	589	237	826	200	195	395
Arizona	207	—	207	137	—	137
Nevada	233	—	233	95	—	95

	1,029	237	1,266	432	195	627

	Twelve Months Ended December 31,
	2003			2002
	Consolidated	Unconsolidated Joint Ventures	Combined Total	Consolidated	Unconsolidated Joint Ventures	Combined Total
Number of net new home orders:
California	1,660	697	2,357	1,117	880	1,997
Arizona	389	—	389	289	—	289
Nevada	697	—	697	321	—	321

	2,746	697	3,443	1,727	880	2,607

Average number of sales locations during period:
California	19	9	28	15	10	25
Arizona	6	—	6	6	—	6
Nevada	6	—	6	4	—	4

	31	9	40	25	10	35

The Company’s number of net new home orders per average sales location increased to 17.3 for the three months ended December 31, 2003 as compared to 13.1 for the three months ended December 31, 2002.

The Company’s cancellation rate for the three months ended December 31, 2003 was 20% as compared to 28% for the three months ended December 31, 2002.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at December 31, 2003 had 42 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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